EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Campo Electronics, Appliances, and Computers, Inc. on Form S-8 (File No. 33-56796) of our report dated November 1, 1996, except for Notes 4 and 5 for which the date is December 6, 1996, on our audits of the financial statements of Campo Electronics, Appliances, and Computers, Inc. as of August 31, 1996 and 1995, and for the years ended August 31, 1996, 1995, and 1994, which report is included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.


New Orleans, Louisiana
December 16, 1996